KPMG LLP
Suite 500
191 West Nationwide Blvd.
Columbus, OH  43215-2568
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated September 19, 2025, with respect to the financial statements and financial highlights of Davis New York Venture Fund and Davis Research Fund (each a series of Davis New York Venture Fund, Inc.), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.
Columbus, Ohio
November 26, 2025